Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Andrew Martin +1 704 423 7048	2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations:	Tel: 704 423 7000
Paul Gifford +1 704 423 5517	Fax: 704 423 7002
For Immediate Release	www.goodrich.com
Goodrich Announces 17 Percent Increase in Second Quarter 2011 Sales, Including 16 Percent Increase in Commercial Aftermarket Sales; Increases Outlook for Full Year Net Income per Diluted Share to $5.85 – $6.00
•	Second quarter 2011 sales grew 17 percent to $2,001 million, compared to second quarter 2010 sales of $1,718 million.
•	Second quarter 2011 commercial aftermarket sales grew 16 percent, compared to second quarter 2010.
•
Second quarter 2011 net income per diluted share of $1.38, including landing gear plant closure and Microtecnica acquisition-related costs totaling $0.14 per share, increased 11 percent compared to second quarter 2010 net income per diluted share of $1.24.

•
Full year 2011 outlook for net income per diluted share increased to $5.85 – $6.00, including costs of $0.16 per diluted share associated with plant closure and Microtecnica acquisition-related costs. The prior outlook was for net income per diluted share of $5.40 – $5.55, which did not include the costs noted above. Excluding these costs, earnings guidance for 2011 has increased by more than ten percent.

•
Sales are now expected to be about $8.1 billion, compared to the prior outlook of $7.8 billion. The outlook for net cash provided by operating activities, minus capital expenditures, is unchanged and is expected to exceed 85 percent of net income.

CHARLOTTE, N.C., July 21, 2011 – Goodrich Corporation (NYSE: GR) announced results today for the second quarter 2011, and updated its full year outlook for 2011.
Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We announced today a very significant increase in our sales and earnings expectations for 2011. For the full year of 2011, we now expect sales to be about $8.1 billion, including about $150 million in sales from the recent acquisition of Microtecnica, a growth rate of about 16 percent compared to 2010.

“Net income per diluted share is expected to grow significantly faster than sales as we further demonstrate the success of our continuous improvement initiatives. Our strong performance in sales growth and margins has allowed us to increase our net income per diluted share outlook for 2011. Our revised outlook of $5.85 – $6.00 per diluted share includes the expected full year costs of $0.16 per diluted share associated with plant closure and Microtecnica acquisition-related costs, and results in a growth rate of more than 30 percent in net income per diluted share for 2011, compared to 2010.
“With our second quarter results, we continued the strong growth trends we experienced in the first quarter 2011. Our sales increase of 17 percent included strong growth in all of our major market channels. Commercial aftermarket sales increased by 16 percent, compared to the second quarter 2010, an acceleration of the very good growth we experienced during the first quarter 2011. We now expect commercial aftermarket sales to increase by about 13 percent this year.
“Our defense and space sales also experienced strong growth of 10 percent, including 6 percent organic growth. We continue to believe that our presence in attractive, high growth markets such as ISR, helicopters and precision munitions will enable us to grow our defense and space sales at a mid-single digit growth rate for the next several years, despite the difficult global defense budget environment.
“As expected, our large commercial airplane OE market experienced a much higher growth rate in the second quarter than in the first quarter. Our 17 percent second quarter growth rate was indicative of the positive impact of the production rate increases announced by the aircraft manufacturers over the last two years. We remain comfortable with our expected growth rate of about 15 percent in 2011, and anticipate continued growth in this market channel through at least 2014.
“Our reported segment operating income margin for the second quarter 2011 was a very strong 17.2 percent, including plant closure and Microtecnica acquisition-related costs. Excluding these costs, segment operating income margins would have been 18.4 percent.”
Second Quarter 2011 Results
Goodrich reported second quarter 2011 net income of $177 million, or $1.38 per diluted share, on sales of $2,001 million. In the second quarter 2010, the company reported net income of $159 million, or $1.24 per diluted share, on sales of $1,718 million.
Segment operating income margin for the second quarter 2011 was 17.2 percent. Excluding plant closure and Microtecnica acquisition-related costs, segment operating income margins would have been 18.4 percent.

For the second quarter 2011 compared with the second quarter 2010, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 17 percent,
•	Regional, business and general aviation airplane original equipment sales increased by 58 percent, of which about 23 percent was organic growth,
•
Large commercial, regional, business and general aviation airplane aftermarket sales increased by 16 percent, of which about 14 percent was organic growth. Sequentially, commercial aftermarket sales were 6 percent higher than the first quarter 2011, and

•
Defense and space sales of both original equipment and aftermarket products and services increased by 10 percent, including sales associated with the recent Microtecnica acquisition. Organic sales growth for this market channel was 6 percent.

The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, further success on continuous improvement initiatives and favorable changes in estimates for certain long-term contracts, partially offset by plant closure and Microtecnica acquisition-related costs. Several of these factors are noted below:
•
As previously announced, the company recorded pre-tax costs, related to a plant closure decision, of $16 million, $10 million after-tax or $0.08 per diluted share, during the second quarter 2011. The landing gear costs are included in the segment operating income for Actuation and Landing Systems.

•
The second quarter 2011 results included pre-tax and after-tax costs of $7 million, or $0.06 per diluted share, associated with the Microtecnica acquisition. These costs are included in the segment operating income for Actuation and Landing Systems.

•
The second quarter 2011 results included lower pre-tax income of $12 million, $8 million after-tax or $0.06 per diluted share, related to the changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the second quarter 2010. Total pre-tax changes in estimates for the second quarter 2011 were $21 million. Changes in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•
The second quarter 2011 results included pre-tax expense of $19 million, $12 million after-tax or $0.09 per diluted share, related to world-wide pension plan expense, compared to pre-tax pension expense of $38 million, $24 million after-tax or $0.19 per diluted share, recorded during the second quarter 2010.

•	The company reported an effective tax rate of 32.6 percent for the second quarter 2011, compared to an effective tax rate of 32.1 percent during the second quarter 2010.
•
The second quarter 2011 results included higher pre-tax expenses of $14 million, $9 million after-tax, or $0.07 per diluted share, related to share-based compensation, compared to the second quarter 2010.

Net cash provided by operating activities, minus capital expenditures, for the second quarter 2011 was $179 million, a decrease of $14 million from the same period in 2010. The decrease was due primarily to higher capital expenditures during the second quarter 2011, compared to the second quarter 2010. Capital expenditures were $62 million in the second quarter 2011, compared with capital expenditures of $31 million in the second quarter 2010.
Year-to-date 2011 Results
For the first half of 2011, the company reported net income of $371 million, or $2.90 per diluted share, on sales of $3,897 million, compared to first half 2010 net income of $270 million, or $2.11 per diluted share, on sales of $3,413 million.
The increase in net income is attributable primarily to the impact of sales growth in all of the company’s major market channels, strong operational performance, further success on continuous improvement initiatives, a lower effective tax rate and favorable changes in estimates for certain long-term contracts. Several of these factors are noted below:
•
The first half 2011 results included pre-tax costs related to a plant closure decision, of $16 million, $10 million after-tax or $0.08 per diluted share. The landing gear costs are included in the segment operating income for Actuation and Landing Systems.

•
The first half 2011 results included pre-tax and after-tax costs of $8 million, or $0.06 per diluted share, associated with the Microtecnica acquisition. These costs are included in the segment operating income for Actuation and Landing Systems.

•
The first half 2011 results included lower pre-tax income of $8 million, $5 million after-tax or $0.04 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first half of 2010. Total revisions in estimates for the first half of 2011 were $41 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

•
The first half 2011 results included pre-tax pension expense of $41 million, $26 million after-tax or $0.20 per diluted share, compared to pre-tax pension expense of $81 million, $51 million after-tax or $0.40 per diluted share, recorded during the first half 2010.

•
The company reported an effective tax rate of 28.5 percent for the first half of 2011, compared to an effective tax rate of 34.6 percent for the first half of 2010. Compared to the first half of 2010, first half 2011 results included a benefit of $21 million, or $0.17 per diluted share related to a tax settlement and the benefit of the U.S. R&D tax credit, which had not been renewed in the first half of 2010.

•	The first half 2011 results included higher pre-tax expenses of $13 million, $8 million after-tax, or $0.07 per diluted share, related to share-based compensation, compared to the first half 2010.

Net cash provided by operating activities, minus capital expenditures, for the first half of 2011 was $240 million, an increase of $38 million from the same period in 2010. During the first half of 2011, Goodrich contributed $75 million to its worldwide pension plans, compared to contributions of $117 million in the first half of 2010. Capital expenditures were $98 million in the first half of 2011, compared with capital expenditures of $52 million in the first half of 2010.
Significant Events
•
Goodrich announced that the ORS-1 satellite, built under contract to the U.S. Air Force, was successfully launched. ORS-1 is the first satellite in the Operationally Responsive Space program designed to support combatant command operations and will provide a battlespace awareness capability supporting U.S. Central Command’s mission needs. Goodrich is the prime contractor for the ORS-1 satellite.

•
Goodrich announced that it completed the acquisition of Microtecnica, a leading provider of flight control actuation systems for helicopter, regional and business aircraft, missile actuation, and aircraft thermal and environmental control systems. Microtecnica employs approximately 700 people at facilities in Italy and the UK. Major customers include AgustaWestland, Alenia, Hamilton Sundstrand, Avio, Bombardier and Eurocopter. Microtecnica is part of Goodrich’s Actuation Systems business, within its Actuation and Landing Systems segment.

•
Goodrich announced that it will close its Marble Avenue landing gear facility in Cleveland, Ohio by the end of 2012, and will record pre-tax charges totaling approximately $37 million of which 40 percent are non-cash. Approximately $20 million ($0.10 per diluted share) is expected to be recorded in 2011 and approximately $15 million ($0.07 per diluted share) is expected to be recorded in 2012.

2011 Outlook
The company’s 2011 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2011, compared with the full year 2010 results, include:
•
Large commercial airplane original equipment sales are expected to increase about 15 percent. This outlook assumes all announced production rate increases are implemented, and Boeing 787 and 747-8 deliveries are consistent with the latest schedule announced by Boeing,

•	Regional, business and general aviation airplane original equipment sales are expected to grow by about 40 percent, of which about 16 percent is organic growth,
•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 13 percent, of which about 12 percent is organic growth, and
•
Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 15 percent, including sales associated with the Microtecnica acquisition. Organic growth is expected to be about 10 percent.

The company’s full year 2011 sales are now expected to be approximately $8.1 billion, representing growth of over 16 percent from the full year 2010 results. Organic growth is expected to be approximately 13 percent. The outlook for 2011 net income per diluted share has been increased to a range of $5.85 – $6.00, an increase of more than 30 percent compared to 2010 net income per diluted share of $4.51. The prior outlook for net income per diluted share was $5.40 – $5.55.
The sales and net income per diluted share outlook for 2011 includes the impact of the Microtecnica acquisition, which is expected to increase sales in 2011 by about $150 million. The outlook does not include any other potential acquisitions or divestitures. The 2011 outlook includes, among other factors:
•
Pre-tax costs, related to the previously announced plant closure decision, of approximately $20 million, $13 million after-tax or $0.10 per diluted share. The landing gear costs are included in the segment operating income for Actuation and Landing Systems.

•
Pre-tax and after-tax costs of approximately $8 million, or $0.06 per diluted share, associated with the Microtecnica acquisition. These costs are included in the segment operating income for Actuation and Landing Systems.

•
Lower worldwide pre-tax pension expense of approximately $78 million, $49 million after-tax or $0.39 per diluted share. For 2011, the company expects total worldwide pre-tax pension expense of approximately $84 million, compared to $162 million in 2010.

•
A full-year effective tax rate of approximately 30 percent for 2011, which is unchanged from our previous outlook. On average, Goodrich expects an effective tax rate of approximately 32 percent for the remaining two quarters of 2011.

For 2011, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787, Airbus A350 XWB and A320neo, Bombardier CSeries and Mitsubishi Regional Jet (MRJ) aircraft programs, fixed assets and working capital to support announced production rate increases associated with the Boeing 737 and Airbus A320 aircraft, and competitive cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2011 to be in a range of $300 – $350 million. Pre-tax worldwide pension plan contributions are expected to be approximately $100 million.

The supplemental discussion and tables that follow provide more detailed information about the second quarter 2011 segment results.
Goodrich will hold a conference call on July 21, 2011 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-0968.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB, A320neo and A380, the Boeing 787, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to maintain profitability on the aerostructures 787 OE contract with Boeing;
•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787, the Airbus A380 and A350 XWB aircraft programs, and major military programs, including the Northrop Grumman Joint STARS re-engining program and the Lockheed Martin F-35 Lightning II;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;
•	successful development of products and advanced technologies;
•	the impact of bankruptcies and/or consolidations in the airline industry;
•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;
•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions and the successful implementation of any announced actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;
•	competitive product and pricing pressures;
•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended June 30, 2011 Compared with Quarter Ended June 30, 2010

	Quarter Ended June 30,
			%	% of Sales
	2011	2010	Change	2011	2010
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$736.7	$608.1	21%
Nacelles and Interior Systems	688.8	577.4	19%
Electronic Systems	575.9	532.0	8%

Total Sales	$2,001.4	$1,717.5	17%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$76.5	$60.5	26%	10.4%	9.9%
Nacelles and Interior Systems	178.2	151.4	18%	25.9%	26.2%
Electronic Systems	89.8	95.1	(6%)	15.6%	17.9%

Segment Operating Income	$344.5	$307.0	12%	17.2%	17.9%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the second quarter 2011 increased from the second quarter 2010 primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $40 million, primarily in our landing gear and actuation systems businesses;
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $38 million, primarily in our aircraft wheels and brakes business;
•
Higher defense and space OE and aftermarket sales of approximately $20 million, primarily in our aircraft wheels and brakes and actuation systems businesses, including incremental sales associated with the Microtecnica acquisition in May 2011;

•	Higher other aerospace and non-aerospace sales of approximately $20 million, primarily in our actuation systems and engine components businesses; and
•
Higher regional, business and general aviation airplane OE sales of approximately $11 million, primarily in our actuation systems business, including incremental sales associated with the Microtecnica acquisition.

Actuation and Landing Systems segment operating income for the second quarter 2011 increased from the second quarter 2010 primarily as a result of the following:
•	Higher sales volume and favorable product mix across most businesses resulting in higher income of approximately $39 million; and
•	Favorable pricing partially offset by higher operating costs across most businesses, which resulted in higher income of approximately $2 million; partially offset by
•	Costs of approximately $16 million associated with the decision to close a facility in our landing gear business;
•	Costs related to the acquisition of Microtecnica of approximately $7 million; and
•	Unfavorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $2 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the second quarter 2011 increased from the second quarter 2010 primarily due to the following:
•
Higher regional, business and general aviation airplane OE sales of approximately $40 million, primarily in our interiors and aerostructures businesses, including sales associated with the acquisition of DeCrane’s cabin management assets in September 2010;

•	Higher large commercial, regional, business, and general aviation airplane aftermarket sales of approximately $30 million, primarily in our interiors and aerostructures businesses;
•	Higher large commercial airplane OE sales of approximately $29 million, primarily in our aerostructures business; and
•	Higher defense and space OE and aftermarket sales of approximately $13 million, primarily in our aerostructures business.
Nacelles and Interior Systems segment operating income for the second quarter 2011 increased from the second quarter 2010 primarily due to the following:
•	Higher sales volume and favorable product mix which resulted in higher income of approximately $36 million, primarily in our aerostructures business; and
•
Favorable pricing, primarily in our aerostructures business, and lower operating costs, primarily in our interiors business, which resulted in higher income of approximately $7 million; partially offset by

•	Lower income of approximately $14 million related to revisions in estimates for certain long-term contracts in our aerostructures business that were more favorable in 2010; and
•	Unfavorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $2 million.
Electronic Systems: Electronic Systems segment sales for the second quarter 2011 increased from the second quarter 2010 primarily due to the following:
•	Higher defense and space OE and aftermarket sales across all businesses of approximately $22 million;
•
Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $16 million, primarily in our engine control and electrical power systems and sensors and integrated systems businesses;

•	Higher large commercial airplane OE sales of approximately $7 million, primarily in our sensors and integrated systems and engine control and electrical power systems businesses; and
•
Higher regional, business, and general aviation airplane OE sales of approximately $6 million, primarily in our sensors and integrated systems and engine control and electrical power systems businesses; partially offset by

•	Lower other aerospace and non-aerospace sales of approximately $7 million, primarily in our sensors and integrated systems and engine control and electrical power systems businesses.
Electronic Systems segment operating income for the second quarter 2011 decreased from the second quarter 2010 primarily due to the following:
•	Higher operating costs partially offset by favorable pricing, across all businesses, which resulted in lower income of approximately $9 million; and
•	Unfavorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $5 million; partially offset by
•	Higher sales volume across most businesses, which resulted in higher income of approximately $9 million.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales	$2,001.4	$1,717.5	$3,897.3	$3,412.7
Operating costs and expenses:
Cost of sales	1,384.2	1,172.9	2,694.7	2,377.2
Selling and administrative costs	314.3	269.3	599.4	539.2

	1,698.5	1,442.2	3,294.1	2,916.4

Operating Income	302.9	275.3	603.2	496.3
Interest expense	(34.5)	(33.6)	(69.1)	(67.1)
Interest income	0.3	0.3	0.6	0.4
Other income (expense) — net	(4.2)	(4.4)	(10.0)	(10.8)

Income from continuing operations before income taxes	264.5	237.6	524.7	418.8
Income tax expense	(86.2)	(76.3)	(149.8)	(144.9)

Income From Continuing Operations	178.3	161.3	374.9	273.9
Income from discontinued operations — net of income taxes	—	0.1	—	1.3

Consolidated Net Income	178.3	161.4	374.9	275.2
Net income attributable to noncontrolling interests	(1.7)	(2.4)	(3.5)	(5.0)

Net Income Attributable to Goodrich	$176.6	$159.0	$371.4	$270.2

Amounts Attributable to Goodrich:
Income from continuing operations	$176.6	$158.9	$371.4	$268.9
Income from discontinued operations — net of income taxes	—	0.1	—	1.3

Net Income Attributable to Goodrich	$176.6	$159.0	$371.4	$270.2

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share:
Continuing operations	$1.39	$1.25	$2.93	$2.12
Discontinued operations	—	—	—	0.01

Net Income Attributable to Goodrich	$1.39	$1.25	$2.93	$2.13

Diluted Earnings Per Share:
Continuing operations	$1.38	$1.24	$2.90	$2.10
Discontinued operations	—	—	—	0.01

Net Income Attributable to Goodrich	$1.38	$1.24	$2.90	$2.11

Dividends Declared Per Common Share	$0.29	$0.27	$0.58	$0.54

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales:
Actuation and Landing Systems	$736.7	$608.1	$1,421.0	$1,221.2
Nacelles and Interior Systems	688.8	577.4	1,345.2	1,133.2
Electronic Systems	575.9	532.0	1,131.1	1,058.3

Total Sales	$2,001.4	$1,717.5	$3,897.3	$3,412.7

Operating Income:
Actuation and Landing Systems	$76.5	$60.5	$163.0	$129.9
Nacelles and Interior Systems	178.2	151.4	335.5	270.2
Electronic Systems	89.8	95.1	180.8	165.9

Total Segment Operating Income (1)	344.5	307.0	679.3	566.0

Corporate General and Administrative Expenses	(36.7)	(27.7)	(67.6)	(61.6)
ERP Costs	(4.9)	(4.0)	(8.5)	(8.1)

Total Operating Income	$302.9	$275.3	$603.2	$496.3

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	10.4%	9.9%	11.5%	10.6%
Nacelles and Interior Systems	25.9%	26.2%	24.9%	23.8%
Electronic Systems	15.6%	17.9%	16.0%	15.7%

Total Segment Operating Income as a Percent of Sales	17.2%	17.9%	17.4%	16.6%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2011	2010	2011	2010
Numerator
Income from continuing operations attributable to Goodrich	$176.6	$158.9	$371.4	$268.9
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$174.1	$156.8	$366.2	$265.2

Denominator
Weighted-average shares	124.9	125.4	125.1	125.2
Effect of dilutive securities	1.0	1.1	1.0	1.2

Adjusted weighted-average shares and assumed conversion	125.9	126.5	126.1	126.4

Per share income from continuing operations
Basic	$1.39	$1.25	$2.93	$2.12

Diluted	$1.38	$1.24	$2.90	$2.10

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2011	2010
Current Assets
Cash and cash equivalents	$518.0	$798.9
Accounts and notes receivable — net	1,468.5	1,102.7
Inventories — net	2,687.3	2,449.4
Deferred income taxes	168.3	158.3
Prepaid expenses and other assets	88.3	68.1
Income taxes receivable	3.0	93.7

Total Current Assets	4,933.4	4,671.1

Property, plant and equipment — net	1,547.4	1,521.5
Goodwill	1,993.7	1,762.2
Identifiable intangible assets — net	976.4	675.8
Deferred income taxes	17.3	16.4
Other assets	788.1	624.6

Total Assets	$10,256.3	$9,271.6

Current Liabilities
Short-term debt	$36.1	$4.1
Accounts payable	710.6	514.0
Accrued expenses	1,101.2	1,041.8
Income taxes payable	69.5	2.9
Deferred income taxes	31.0	28.1
Current maturities of long-term debt and capital lease obligations	1.4	1.5

Total Current Liabilities	1,949.8	1,592.4

Long-term debt and capital lease obligations	2,384.6	2,352.8
Pension obligations	516.6	556.7
Postretirement benefits other than pensions	276.4	296.9
Long-term income taxes payable	135.9	150.7
Deferred income taxes	597.8	431.2
Other non-current liabilities	546.9	503.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 149,418,717 shares at June 30, 2011 and 148,213,331 shares at December 31, 2010 (excluding 14,000,000 shares held by a wholly owned subsidiary)	747.1	741.1
Additional paid-in capital	1,822.3	1,751.2
Income retained in the business	2,824.9	2,527.2
Accumulated other comprehensive income (loss)	(485.0)	(676.1)
Common stock held in treasury, at cost (24,413,486 shares at June 30, 2011 and 23,259,865 shares at December 31, 2010)	(1,097.3)	(996.5)

Total Shareholders’ Equity	3,812.0	3,346.9
Noncontrolling interests	36.3	40.9

Total Equity	3,848.3	3,387.8

Total Liabilities And Equity	$10,256.3	$9,271.6

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating Activities
Consolidated net income	$178.3	$161.4	$374.9	$275.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
(Income) loss from discontinued operations	—	(0.1)	—	(1.3)
Restructuring and consolidation:
Expenses	17.6	—	20.5	—
Payments	(3.0)	(0.7)	(3.9)	(4.2)
Pension and postretirement benefits:
Expenses	22.6	42.5	49.2	90.1
Contributions and benefit payments	(13.4)	(17.1)	(88.8)	(129.8)
Depreciation and amortization	77.5	67.8	149.9	134.9
Excess tax benefits related to share-based payment arrangements	(1.8)	(4.9)	(10.4)	(12.9)
Share-based compensation expense	28.6	15.0	46.5	33.2
Deferred income taxes	3.2	2.0	(2.0)	7.8
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(134.1)	10.4	(291.4)	(90.1)
Inventories, net of pre-production and excess-over-average	(37.9)	7.8	(78.9)	0.4
Pre-production and excess-over-average inventories	(12.1)	(80.2)	(67.9)	(130.5)
Other current assets	5.8	4.7	7.6	2.4
Accounts payable	21.5	(24.0)	112.0	44.0
Accrued expenses	69.0	33.5	0.7	12.8
Income taxes payable/receivable	34.7	28.9	140.5	66.4
Other assets and liabilities	(15.3)	(23.5)	(20.9)	(45.4)

Net Cash Provided By Operating Activities	241.2	223.5	337.6	253.0

Investing Activities
Purchases of property, plant and equipment	(62.4)	(30.7)	(98.0)	(51.6)
Proceeds from sale of property, plant and equipment	0.1	—	0.2	0.1
Net payments made for acquisitions, net of cash acquired	(457.1)	(61.6)	(448.8)	(61.6)
Investments in and advances to equity investees	(0.5)	(0.5)	(1.0)	(1.0)

Net Cash Used In Investing Activities	(519.9)	(92.8)	(547.6)	(114.1)

Financing Activities
Increase (decrease) in short-term debt, net	(6.1)	16.7	(5.3)	17.8
Proceeds (repayments) of long-term debt and capital lease obligations	31.6	(0.1)	31.1	(0.1)
Proceeds from issuance of common stock	5.5	17.8	32.6	53.0
Purchases of treasury stock	(4.3)	(29.8)	(100.9)	(72.6)
Dividends paid	(36.9)	(34.2)	(37.4)	(68.3)
Excess tax benefits related to share-based payment arrangements	1.8	4.9	10.4	12.9
Distributions to noncontrolling interests	(7.4)	(10.7)	(8.1)	(11.3)

Net Cash Provided By (Used In) Financing Activities	(15.8)	(35.4)	(77.6)	(68.6)

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.2)	(0.2)	(0.4)
Net cash provided by (used in) investing activities	—	—	—	—
Net cash provided by (used in) financing activities	—	—	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.2)	(0.2)	(0.4)
Effect of exchange rate changes on cash and cash equivalents	1.5	(7.1)	6.9	(14.5)

Net increase (decrease) in cash and cash equivalents	(293.1)	88.0	(280.9)	55.4
Cash and cash equivalents at beginning of period	811.1	778.4	798.9	811.0

Cash and cash equivalents at end of period	$518.0	$866.4	$518.0	$866.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2011	2010	2011	2010
Preliminary Income Statement Data:

Net Interest Expense	$(34.2)	$(33.3)	$(68.5)	$(66.7)

Other Income (Expense), Net:	$(4.2)	$(4.4)	$(10.0)	$(10.8)

- Retiree health care expenses related to previously owned business	(2.1)	(2.6)	(4.7)	(5.3)
- Expenses related to previously owned businesses	(2.9)	(3.1)	(4.5)	(4.3)
- Equity in affiliated companies	0.8	1.1	(0.1)	(0.8)
- Other — net	—	0.2	(0.7)	(0.4)

Preliminary Cash Flow Data:
Dividends paid	$(36.9)	$(34.2)	$(37.4)	$(68.3)

Depreciation and Amortization	$77.5	$67.8	$149.9	$134.9

- Depreciation	50.8	46.3	99.4	93.3
- Amortization	26.7	21.5	50.5	41.6

Net Cash Provided By Operating Activities	$241.2	$223.5	$337.6	$253.0
Purchases of Property, Plant and Equipment (Capital Expenditures)	(62.4)	(30.7)	(98.0)	(51.6)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$178.8	$192.8	$239.6	$201.4

	June 30,	December 31,
	2011	2010
Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$1,309.8	$1,154.2

Short-term Debt	$36.1	$4.1
Current Maturities of Long-term Debt and Capital Lease Obligations	1.4	1.5
Long-term Debt and Capital Lease Obligations	2,384.6	2,352.8

Total Debt[2]	$2,422.1	$2,358.4
Cash and Cash Equivalents	518.0	798.9

Net Debt[2]	$1,904.1	$1,559.5

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.